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                                                 Exhibit 10.19

May 19, 1999


Mr. Graham W. Hills
100 Vasona Oaks Drive
Los Gatos, CA  95030

Dear Graham:

We are very pleased to extend GaSonics International's offer to you to join our organization. The following is our offer to you:

1. The position of Vice President, Chief Technical Officer reporting to the President and CEO of GaSonics International, Asuri S. Raghavan.

2.   Your base salary will be $15,833.33 per month ($190,000 annually).

3.   You will receive an executive car allowance of $650.00 per month.

4. You will be eligible to receive an executive incentive of 45% of your base salary upon achievement of individual and/or financial goals, paid annually.

5. You will be eligible to participate in our executive deferred compensation plan.

6. You will be eligible to participate in GaSonics' 401(k) Plan. The Company contributes 50% of the first 6% of salary deferral made to the Plan and is vested over a four year schedule.

7. You will receive 50,000 stock options vested over four years. All options are contingent upon approval by the Board of Directors with option price set at fair market value established at the time of the grant. Options expire after 10 years of service. Twenty-five percent of the option shares shall become excerciseable upon completion of one year of service. The remaining options will become exerciseable in 36 successive equal monthly installments upon completion of each additional month of service over the succeeding three years.

8. Upon acceptance of this offer and joining our company, you will receive a bonus of $20,000.00. If you voluntarily terminate your employment within 12


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     months of your date of hire, this amount must be refunded to GaSonics
     International on a pro-rated basis.

9.   In the unlikely event that you are terminated within the first twelve
     (12) months of your employment with the Company and this termination is the direct result of a Change of Control, GaSonics International will provide you with a severance package that will include nine (9) months of salary continuation, paid at regular payroll intervals with option vesting. This will be paid up to a period of nine (9) months, or until you begin new employment, whichever comes first.

With your acceptance of this offer, you will receive the standard GaSonics International benefits package. Benefit coverage will commence on your date of hire. BENEFITS ORIENTATION WILL BE CONDUCTED ON YOUR FIRST DAY OF EMPLOYMENT AT 8:00 A.M. IN BUILDING ONE, 2730 JUNCTION AVENUE.

Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this upon your first day of employment. I have attached a copy of U.S. Department of Justice form I-9. Please complete this form and bring it and the required verification documents with you to orientation.

Employment with GaSonics International is for no specified period of time. As a result, either you or GaSonics International are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits as well as GaSonics International's personnel policies and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

This offer is open to you until May 26, 1999. To indicate your concurrence and acceptance, please sign one copy of this letter and return it to my attention at your earliest convenience.

GaSonics International is a company with a goal of leading the industry in some of the most challenging and exciting markets. Whether or not we meet this challenge depends upon the excellence of our people. Thus, the position offered you is central to the Company's success.


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We believe that you have a great deal to contribute to our organization, and we feel certain that you will find many challenges, satisfaction and opportunities in your association with GaSonics International. We look forward to having you on the GaSonics team.


Sincerely,



Asuri S. Raghavan
President and Chief Executive Officer

GASONICS INTERNATIONAL



Agreed and accepted:     _______________________________
                         Name                       Date


Employment start date: June 14, 1999
                       --------------------
                       Date